Exhibit 3.25

CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF PARA-FLITE, INC.

Pursuant to the provisions of Section 14A:9-2(4) and Section 14A:9-4(3), of the New Jersey Business Corporation Act (the “Act”), the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

1. The name of the corporation is: Para-Flite Inc.

2. The following amendment to the Certificate of Incorporation was approved by the directors and thereafter duly adopted by unanimous consent of the shareholders of the corporation on the 30 day of March, 2007.

Resolved, that Article I of the Certificate of Incorporation be amended to read as follows:

The name of the corporation is Airborne Systems North America of NJ Inc.

3. The number of shares outstanding at the time of the adoption of the amendment was: 350

The total number of shares entitled to vote thereon was: 350

4. The number of shares voting for and against such amendment is as follows:

Number of Shares Voting for Amendment	Number of Shares Voting Against Amendment
350 (by unanimous written consent pursuant to Section 14A: 5-6 of the Act)	none

By:
Elek Puskas, Chairman of the Board

Dated this 30 day of March, 2007.